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                   AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

                                      Among

                    T. ROWE PRICE INTERNATIONAL SERIES, INC.

                     T. ROWE PRICE INVESTMENT SERVICES, INC.

                                       and

                     LINCOLN NATIONAL LIFE INSURANCE COMPANY


     THIS AMENDMENT NO. 1 TO THE AGREEMENT, made and entered into as of this 16th day of September, 2002 by and among Lincoln National Life Insurance Company (hereinafter, the "Company"), an Indiana life insurance company, and the T. Rowe Price International Series, Inc., a corporation organized under the laws of Maryland (hereinafter referred to as the "Fund") and T. Rowe Price Investment Services, Inc. (hereinafter the "Underwriter"), a Maryland corporation.

     WHEREAS, the Company and the Fund are parties to that certain Participation Agreement dated October 1, 1996 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement to include provisions for the Fund to promptly notify the Company of any pricing errors and to compensate the Company accordingly;

     WHEREAS, the parties desire to amend the Agreement in order to amend the party receiving notice on behalf of the Company; and

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares Section 1.10(a) of the Agreement is hereby added as follows:

1.10(a) Any material errors in the calculation of the net asset value, dividends or capital gain information shall be reported immediately upon discovery to the Company. If the net asset value is materially incorrect through no fault of the Company, the Company on behalf of each Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures. Any administrative or other costs or losses incurred for correcting underlying Contract owner accounts shall be paid in accordance with the attached Schedule B.

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                                       -2-

ARTICLE I. Sale of Fund Shares Section 1.6 of the Agreement will be amended to add the following sentence:

The Company agrees to monitor its Contract owners' accounts for excessive trading or market timing activity (as defined in the Fund's prospectus) and agrees to work with the Distributor to deter or such activity.


ARTICLE XI. Notices of the Agreement is hereby amended as follows:

     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

          If to the Company:

               Lincoln National Life Insurance Company
               1300 S. Clinton Street
               Fort Wayne, IN 46802
               Attention: Steven M. Kluever
                          Second Vice President
                          Funds Management
                          Facsimile: (260) 455-1773

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                                      -3-

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:                LINCOLN NATIONAL LIFE INSURANCE
                        COMPANY

                        By its authorized officer

                        By:     /s/ Steven M. Kluever
                            ----------------------------------

                        Title:  2/nd/ Vice President
                               -------------------------------

                        Date:   9/20/02
                              --------------------------------

FUND:                   T. ROWE PRICE INTERNATIONAL SERIES, INC.

                        By its authorized officer

                        By:  /s/ Henry H. Hopkins
                            ---------------------

                        Title: Henry H. Hopkins

                        Date:       9/19/02
                              -------------------

UNDERWRITER:            T. ROWE PRICE INVESTMENT SERVICES, INC.

                        By its authorized officer

                        By:     /s/ Henry H. Hopkins
                            ----------------------------------

                        Title: Henry H. Hopkins

                        Date:   9/19/02
                              --------------------------------

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                                   Schedule B


Compensating Company for its expenses incurred as a result of a pricing error. Set forth below is the criteria that must be met before Underwriter will reimburse Company for expenses incurred due to pricing errors:

          .  Company must provide a full accounting of expenses;

          .  A $5,000 cap will be imposed on each occurrence;

          . Expenses may include payroll overtime, system fees, postage and stationery (if separate mailing is required);

          . The Company must use its best efforts to mitigate all expenses which may be reimbursable; and

          . Expenses and payroll overtime shall not include any time spent programming computers or otherwise customizing Companys' systems to correct the error.